Exhibit 99.1

              Equinix Reports First Quarter 2007 Results


    -- Increased quarterly revenues to $85.1 million, a 7% increase over the previous quarter and a 31% increase over the same quarter last year

    -- Increased quarterly EBITDA, a non-GAAP financial measure, to $32.4 million, a 7% increase over the previous quarter and a 42% increase over the same quarter last year

    -- Raises 2007 annual revenue guidance to $359.0 to $367.0 million and raises EBITDA guidance to $136.0 to $140.0 million

    -- Signed 75 new customers including CareerBuilder, Macrovision, Micro Strategies and Russell Reynolds

    -- Opened first greenfield expansion IBX since 2002 in the Washington, D.C. metro area and announced plans for another new Washington, D.C. metro area greenfield IBX

    -- Steve Smith joined Equinix on April 2nd as the Company's new President and CEO. Peter Van Camp has transitioned to his new role as Executive Chairman

    FOSTER CITY, Calif.--(BUSINESS WIRE)--April 26, 2007--Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today reported quarterly results for the period ended March 31, 2007.

    Revenues were $85.1 million for the first quarter, a 31% increase over the same quarter last year and a 7% increase over the previous quarter. Recurring revenues, consisting primarily of colocation, interconnection and managed services, were $80.9 million, a 31% increase over the same quarter last year and a 6% increase over the previous quarter. Non-recurring revenues were $4.2 million in the quarter, consisting primarily of professional services and installation fees.

    Note: Equinix uses non-GAAP financial measures, such as pro forma revenues, EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), non-GAAP net income (loss), free cash flow and adjusted free cash flow to evaluate its operations. A reconciliation of these non-GAAP financial measures to the most closely applicable GAAP financial measure is attached to this release and commences at the bottom of our condensed consolidated statements of operations - GAAP presentation.

    Cost of revenues were $52.8 million for the first quarter, including $1.1 million of stock-based compensation, a 5% increase over the previous quarter and a 22% increase over the same quarter last year. Cost of revenues, excluding depreciation, amortization, accretion and stock-based compensation of $20.9 million, were $31.9 million for the first quarter, a 5% increase over the previous quarter and a 26% increase over the same quarter last year. Cash gross margins, defined as gross profit less depreciation, amortization, accretion and stock-based compensation, divided by revenues, for the quarter were 62%, the same as the previous quarter and up from 61% the same quarter last year. On a same IBX basis (defined as IBX centers which have been available for new customer installs for at least four full quarters), cash gross margins were 67%.

    Selling, general and administrative expenses were $31.5 million for the first quarter, including $9.4 million of stock-based compensation, a 12% increase from the previous quarter and a 30% increase over the same quarter last year. Selling, general and administrative expenses, excluding depreciation, amortization and stock-based compensation of $10.7 million, were $20.8 million for the first quarter, a 2% increase over the previous quarter and a 24% increase over same quarter last year.

    Net loss for the first quarter was $4.5 million, including stock-based compensation expense of $10.5 million. This represents a basic and diluted net loss per share of $0.15 based on a weighted average share count of 29.9 million. Excluding stock-based compensation and the $3.4 million loss on conversion of debt related to the $54.0 million conversion of the Company's 2.5% Convertible Subordinated Debentures due 2024, the Company was net income positive for the first quarter, with a non-GAAP net income of $9.4 million.

    EBITDA, defined as income or loss from operations before the non-recurring revenue adjustment recorded in the fourth quarter of 2006, depreciation, amortization, accretion, stock-based compensation expense and restructuring charges, for the first quarter was $32.4 million, up from $30.3 million the previous quarter and up from $22.8 million the same quarter last year.

    "I'm pleased with the strong momentum the Company continues to experience," said Peter Van Camp, Executive Chairman. "Record bookings, the opening of our first greenfield IBX since 2002 and continued operational excellence are all contributing to a solid start to 2007."

    "I am excited about this team, their focus on execution and our opportunity to continue to grow our market leadership position," said Steve Smith, President and CEO. "I'd like to thank Peter for all his work in building this successful company and I look forward to working with him on strategic issues in his new role."

    Capital expenditures in the first quarter were $67.1 million, of which $8.4 million was attributed to ongoing capital expenditures and $58.7 million was attributed to expansion capital expenditures. In addition, the Company paid $6.5 million toward its $65.0 million purchase of the San Jose property that contains its original Silicon Valley IBX center, which is expected to close no later than November 2007.

    The Company generated cash from operating activities of $20.1 million as compared to $26.3 million in the previous quarter. Cash used in investing activities was $57.6 million as compared to $45.1 million in the previous quarter. Adjusted free cash flow was a negative $31.0 million in the first quarter. Adjusted free cash flow is defined as net cash generated from operating activities less net cash used in investing activities (excluding the purchases, sales and maturities of short-term and long-term investments and the purchase and sale of real estate).

    As of March 31, 2007, the Company's cash, cash equivalents and investments were $392.4 million, as compared to $156.5 million in the previous quarter. This included net proceeds from the $250.0 million 2.5% Convertible Subordinated Notes due 2012 offering, which closed on March 30, 2007.

    Other Company Developments & Metrics

    -- On a same IBX basis (defined as IBX centers which have been available for new customer installs for at least four full quarters), revenues were $77.5 million; cost of revenues were $42.7 million; cost of revenues, excluding depreciation, amortization, accretion and stock-based compensation, were $25.8 million and cash gross margins for the quarter were 67%. EBITDA on a same IBX basis was $31.6 million.

    -- Based on a net sellable cabinet capacity of approximately 25,100, the number of cabinets billing at the end of the quarter was approximately 18,400, or 73%, up from approximately 17,400 the previous quarter. On a weighted average basis, the number of cabinets billing was approximately 18,200 representing a utilization rate of 76%, which reflects the timing of 1,700 cabinets added to the Company's capacity from the opening of its Washington D.C. greenfield IBX, in March 2007. Total cabinet capacity, which will no longer be reported, was approximately 32,500 at the end of the quarter, which would have represented an ending quarter utilization rate of just under 57%.

    --  U.S. interconnection service revenues were 23% of U.S.
        recurring revenues for the quarter. Interconnection services represent approximately 21% of total worldwide recurring revenues.

    Business Outlook

    For the second quarter 2007, revenues are expected to be in the range of $88.0 to $89.0 million. Cash gross margins will be approximately 61%. Cash selling, general and administrative expenses are expected to range between $20.0 and $21.0 million. EBITDA for the second quarter is expected to be $33.0 to $34.0 million. Net loss is expected to be approximately $3.0 million, including the impact of approximately $10.0 million of stock-based compensation expense. Net interest expense will be approximately $3.0 million. The weighted average shares outstanding will be approximately 31.3 million. Capital expenditures are expected to be approximately $135.0 to $140.0 million, including approximately $120.0 million of expansion capital expenditures.

    For the full year of 2007, total revenues are expected to be in the range of $359.0 to $367.0 million. Total year cash gross margins will approximate 60% including approximately $7.5 million of net cash costs attributed to our expansion IBXs. Cash selling, general and administrative expenses are expected to be in the range of $79.0 to $81.0 million, EBITDA for the year is expected to be $136.0 to $140.0 million. Net loss is expected to be approximately $22.0 million, including approximately $41.0 million of stock-based compensation expense and $1.0 million of income tax expense. Net interest expense and loss on conversion of debt will be approximately $17.0 million. The weighted average shares outstanding will be approximately 30.8 million. Capital expenditures for 2007 are expected to be in a range of $354.0 to $374.0 million, comprised of approximately $39.0 million of ongoing capital expenditures, including approximately $3.0 million of capital expenditures to augment our Secaucus IBX and $315.0 to $335.0 million of expansion capital expenditures, including $35.0 million related to our recently announced greenfield expansion in the Washington, D.C. market. In addition, the Company will invest capital of $65.0 million for the purchase of our flagship Silicon Valley IBX property.

    The Company will discuss its results and guidance on its quarterly conference call on Thursday, April 26, 2007, at 5:30 p.m. ET (2:30 p.m. PT). To hear the conference call live, please dial 1-773-799-3263 (domestic and international) and reference the pass code (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading. A replay of the call will be available beginning on Thursday, April 26, 2007 at 7:30 p.m. (ET) by dialing 1-203-369-3638. In addition, the Webcast will be available on the Company's Web site at www.equinix.com. No password is required for either method of replay.

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 10 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently built out data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Equinix and IBX are registered trademarks of Equinix, Inc.
Internet Business Exchange is a trademark of Equinix, Inc.

    Non-GAAP Financial Measures

    Equinix continues to provide all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures, such as pro forma revenues, EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), non-GAAP net income (loss), free cash flow and adjusted free cash flow to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain non-cash or non-recurring items that it believes are not good indicators of the Company's current or future operating performance. These non-cash or non-recurring items are a non-recurring revenue adjustment with respect to 2006 results, depreciation, amortization, accretion, stock-based compensation, restructuring charges and, with respect to 2006 results, the gain on Honolulu IBX sale, and with respect to 2007 results, the loss from conversion of debt. Recent legislative and regulatory changes encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these non-cash or non-recurring items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitor base.

    Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than ten years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

    In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a non-cash cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charge liabilities, as these expenses represent costs, which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes non-cash stock-based compensation expense as it represents expense attributed to stock awards that have no current or future cash obligations. As such, we, and our investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we do not intend to build out now or in the future. With respect to its 2006 results, Equinix reports pro forma revenues and excludes the gain on Honolulu IBX sale. Pro forma revenues exclude a revenue adjustment recorded in the fourth quarter of 2006 in connection with our adoption of Staff Accounting Bulletin No. 108, which is a one-time adjustment and will not recur. The gain on Honolulu IBX sale represents a unique transaction for the Company and future sales of IBX centers are not expected. The Honolulu market was not considered a core, strategic market for the Company. With respect to its 2007 results, Equinix excludes the loss from conversion of debt as this activity is not typical for the company. Management believes such items as restructuring charges, the gain on the sale of an IBX center and the loss from conversion of debt are unique transactions that are not expected to recur, and consequently, does not consider these items as a normal component of expenses or income related to current and ongoing operations.

    Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provide consistency and comparability with past reports and provide a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

    Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

    Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated for the three months ended March 31, 2007 and 2006, presented within this press release.



                            EQUINIX, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -
                          GAAP PRESENTATION
               (in thousands, except per share detail)
                             (unaudited)


                                          Three Months Ended
                                --------------------------------------
                                 March 31,  December 31,   March 31,
                                   2007        2006          2006
                                ----------- ------------ -------------

Recurring revenues                 $80,886      $76,401       $61,752
Non-recurring revenues               4,223        3,371         3,117
                                ----------- ------------ -------------
      Revenues                      85,109       79,772        64,869

Cost of revenues                    52,765       50,334        43,345
                                ----------- ------------ -------------
             Gross profit           32,344       29,438        21,524
                                ----------- ------------ -------------

Operating expenses:
      Sales and marketing            8,677        9,439         7,198
      General and
       administrative               22,861       18,637        17,130
      Gain on Honolulu IBX sale          -       (9,647)            -
                                ----------- ------------ -------------
             Total operating
              expenses              31,538       18,429        24,328
                                ----------- ------------ -------------

Income (loss) from operations          806       11,009        (2,804)
                                ----------- ------------ -------------

Interest and other income
 (expense):
      Interest income                1,949        1,562         1,611
      Interest expense and
       other                        (3,462)      (3,891)       (3,868)
      Loss on conversion of
       debt                         (3,395)           -             -
                                ----------- ------------ -------------
             Total interest and
              other, net            (4,908)      (2,329)       (2,257)
                                ----------- ------------ -------------

Net income (loss) before income
 taxes and cumulative effect of
 a change in accounting
 principle                          (4,102)       8,680        (5,061)

      Income taxes                    (354)         431          (385)

Net income (loss) before
 cumulative effect of a change  ----------- ------------ -------------
 in accounting principle            (4,456)       9,111        (5,446)

      Cumulative effect of a
       change in accounting
       principle                         -            -           376

                                ----------- ------------ -------------
Net income (loss)                  $(4,456)      $9,111       $(5,070)
                                =========== ============ =============

Net income (loss) per share:

      Basic net income (loss)
       per share                    $(0.15)       $0.31        $(0.18)
                                =========== ============ =============

      Diluted net income (loss)
       per share                    $(0.15)       $0.30        $(0.18)
                                =========== ============ =============

      Shares used in computing
       basic net income (loss)
       per share                    29,896       29,131        27,848
                                =========== ============ =============

      Net income (loss) as
       reported                    $(4,456)      $9,111       $(5,070)
             Effect of assumed
              conversion of
              convertible
              subordinated
              debentures                 -          700             -
      Net income (loss) used in
       computing diluted net    ----------- ------------ -------------
       income (loss) per share     $(4,456)      $9,811       $(5,070)
                                =========== ============ =============

      Shares used in computing
       diluted net income
       (loss) per share             29,896       32,700        27,848
                                =========== ============ =============

----------------------------------------------------------------------


Non-GAAP net income (loss) (1)      $9,437       $7,870        $2,688
                                =========== ============ =============

(1) Non-GAAP net income (loss) excludes the non-recurring revenue adjustment, stock-based compensation, restructuring charges, loss on conversion of debt and the gain on Honolulu IBX sale as follows:

      Net income (loss)            $(4,456)      $9,111       $(5,070)
      Non-recurring revenue
       adjustment                        -        1,179             -
      Stock-based compensation      10,498        7,227         7,758
      Restructuring charges              -            -             -
      Loss on conversion of
       debt                          3,395            -             -
      Gain on Honolulu IBX sale          -       (9,647)            -
                                ----------- ------------ -------------
             Non-GAAP net
              income (loss)         $9,437       $7,870        $2,688
                                =========== ============ =============




                            EQUINIX, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -
                        NON-GAAP PRESENTATION
                            (in thousands)
                             (unaudited)


                                             Three Months Ended
                                      --------------------------------
                                      March 31, December 31, March 31,
                                        2007       2006        2006
                                      --------- ------------ ---------

Recurring revenues                     $80,886      $76,401   $61,752
Non-recurring revenues                   4,223        3,371     3,117
                                      --------- ------------ ---------
        Revenues as reported            85,109       79,772    64,869
Non-recurring revenue adjustment (1)         -        1,179         -
                                      --------- ------------ ---------
        Pro forma revenues (2)          85,109       80,951    64,869

Cash cost of revenues
 (3)                                    31,931       30,287    25,272
                                      --------- ------------ ---------
                        Cash gross
                         profit (4)     53,178       50,664    39,597
                                      --------- ------------ ---------

Cash operating expenses (5):
        Cash sales and marketing
         expenses(6)                     6,178        7,622     5,291
        Cash general and
         administrative expenses (7)    14,622       12,770    11,471
                                      --------- ------------ ---------
                        Total cash
                         operating
                         expenses (8)   20,800       20,392    16,762
                                      --------- ------------ ---------

EBITDA (9)                             $32,378      $30,272   $22,835
                                      ========= ============ =========


Cash gross margins (10)                     62%          63%       61%
                                      ========= ============ =========

EBITDA flow-through rate (11)               51%          74%       33%
                                      ========= ============ =========

-------------------------------------

(1) This adjustment represents the impact of the Company's adoption of Staff Accounting Bulletin No. 108, which was issued in September 2006.

(2) The geographic split of our pro forma revenues is presented below:

        U.S. pro forma revenues        $72,526      $68,851   $55,840
        Asia-Pacific pro forma
         revenues                       12,583       12,100     9,029
                                      --------- ------------ ---------
                  Pro forma revenues   $85,109      $80,951   $64,869
                                      ========= ============ =========

        Pro forma revenues on a services basis is presented below:

        Colocation                     $59,759      $56,537   $45,569
        Interconnection                 16,720       15,501    11,804
        Managed infrastructure           4,099        4,152     3,933
        Rental                             308          211       446
                                      --------- ------------ ---------
                  Recurring revenues    80,886       76,401    61,752
        Pro forma non-recurring
         revenues                        4,223        4,550     3,117
                                      --------- ------------ ---------
                  Pro forma revenues   $85,109      $80,951   $64,869
                                      ========= ============ =========

        New IBX centers are IBX centers which have not been available for customer installs for at least four full quarters.
         Revenues on a same IBX versus new IBX basis is presented below:

        Same IBX centers               $77,477      $75,618   $62,530
        New IBX centers                  7,632        5,333     2,339
                                      --------- ------------ ---------
                  Pro forma revenues   $85,109      $80,951   $64,869
                                      ========= ============ =========

(3) We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

        Cost of revenues               $52,765      $50,334   $43,345
        Depreciation, amortization
         and accretion expense         (19,697)     (19,194)  (17,315)
        Stock-based compensation
         expense                        (1,137)        (853)     (758)
                                      --------- ------------ ---------
                  Cash cost of
                   revenues            $31,931      $30,287   $25,272
                                      ========= ============ =========

        The geographic split of our cash cost of revenues is presented below:

        U.S. cash cost of revenues     $26,498      $25,019   $20,951
        Asia-Pacific cash cost of
         revenues                        5,433        5,268     4,321
                                      --------- ------------ ---------
                  Cash cost of
                   revenues            $31,931      $30,287   $25,272
                                      ========= ============ =========

        New IBX centers are IBX centers which have not been available for customer installs for at least four full quarters. Cost of revenues and cash cost of revenues on a same IBX versus new IBX basis is presented below:

        Same IBX centers-cash cost of
         revenues                      $25,846      $24,753   $22,476
        Same IBX centers-
         depreciation, amortization
         and accretion expense          15,885       16,420    15,532
        Same IBX centers-stock-based
         compensation expense            1,006          854       758
                                      --------- ------------ ---------
                  Same IBX centers
                   cost of revenues     42,737       42,027    38,766
                                      --------- ------------ ---------

        New IBX centers-cash cost of
         revenues                        6,085        5,534     2,796
        New IBX centers-depreciation,
         amortization and accretion
         expense                         3,812        2,774     1,783
        New IBX centers-stock-based
         compensation expense              131           (1)        -
                                      --------- ------------ ---------
                  New IBX centers
                   cost of revenues     10,028        8,307     4,579
                                      --------- ------------ ---------

                        Cost of
                         revenues      $52,765      $50,334   $43,345
                                      ========= ============ =========

(4) We define cash gross profit as revenues less cash cost of revenues (as defined above).

(5) We define cash operating expenses as operating expenses less depreciation, amortization and stock-based compensation. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(6) We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

        Sales and marketing expenses    $8,677       $9,439    $7,198
        Depreciation and amortization
         expense                           (15)         (15)      (15)
        Stock-based compensation
         expense                        (2,484)      (1,802)   (1,892)
                                      --------- ------------ ---------
                  Cash sales and
                   marketing expenses   $6,178       $7,622    $5,291
                                      ========= ============ =========

(7) We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

        General and administrative
         expenses                      $22,861      $18,637   $17,130
        Depreciation and amortization
         expense                        (1,362)      (1,295)     (551)
        Stock-based compensation
         expense                        (6,877)      (4,572)   (5,108)
                                      --------- ------------ ---------
                  Cash general and
                   administrative
                   expenses            $14,622      $12,770   $11,471
                                      ========= ============ =========

(8) Our cash operating expenses, or cash SG&A, as defined above, is presented below:

        Cash sales and marketing
         expenses                       $6,178       $7,622    $5,291
        Cash general and
         administrative expenses        14,622       12,770    11,471
                                      --------- ------------ ---------
                  Cash SG&A            $20,800      $20,392   $16,762
                                      ========= ============ =========

        The geographic split of our cash operating expenses, or cash
         SG&A, is presented below:

        U.S. cash SG&A                 $17,071      $16,899   $13,327
        Asia-Pacific cash SG&A           3,729        3,493     3,435
                                      --------- ------------ ---------
                  Cash SG&A            $20,800      $20,392   $16,762
                                      ========= ============ =========

(9) We define EBITDA as income (loss) from operations less the non-recurring revenue adjustment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges and the gain on Honolulu IBX sale as presented below:

        Income (loss) from operations     $806      $11,009   $(2,804)
        Non-recurring revenue
         adjustment                          -        1,179         -
        Depreciation, amortization
         and accretion expense          21,074       20,504    17,881
        Stock-based compensation
         expense                        10,498        7,227     7,758
        Restructuring charges                -            -         -
        Gain on Honolulu IBX sale            -       (9,647)        -
                                      --------- ------------ ---------
                  EBITDA               $32,378      $30,272   $22,835
                                      ========= ============ =========

        The geographic split of our EBITDA is presented below:

        U.S. income (loss) from
         operations                       $368       $9,695   $(2,247)
        U.S. non-recurring revenue
         adjustment                          -        1,179         -
        U.S. depreciation,
         amortization and accretion
         expense                        19,439       19,448    16,866
        U.S. stock-based compensation
         expense                         9,150        6,258     6,943
        U.S. restructuring charges           -            -         -
        U.S. gain on Honolulu IBX
         sale                                -       (9,647)        -
                                      --------- ------------ ---------
                  U.S. EBITDA           28,957       26,933    21,562
                                      --------- ------------ ---------

        Asia-Pacific income (loss)
         from operations                   438        1,314      (557)
        Asia-Pacific non-recurring
         revenue adjustment                  -            -         -
        Asia-Pacific depreciation,
         amortization and accretion
         expense                         1,635        1,056     1,015
        Asia-Pacific stock-based
         compensation expense            1,348          969       815
        Asia-Pacific restructuring
         charges                             -            -         -
        Asia-Pacific gain on Honolulu
         IBX sale                            -            -         -
                                      --------- ------------ ---------
                  Asia-Pacific EBITDA    3,421        3,339     1,273
                                      --------- ------------ ---------

                        EBITDA         $32,378      $30,272   $22,835
                                      ========= ============ =========

        New IBX centers are IBX centers which have not been available for customer installs for at least four full quarters. EBITDA on a same IBX versus new IBX basis is presented below:

        Same IBX centers-income
         (loss) from operations         $3,925      $14,541     $(368)
        Same IBX centers-non-
         recurring revenue adjustment        -        1,179         -
        Same IBX centers-
         depreciation, amortization
         and accretion expense          17,262       17,730    16,098
        Same IBX centers-stock-based
         compensation expense           10,367        7,228     7,758
        Same IBX centers-
         restructuring charges               -            -         -
        Same IBX centers-gain on
         Honolulu IBX sale                   -       (9,647)        -
                                      --------- ------------ ---------
                  Same IBX center
                   EBITDA               31,554       31,031    23,488
                                      --------- ------------ ---------

        New IBX centers-income (loss)
         from operations                (3,119)      (3,532)   (2,436)
        New IBX centers-non-recurring
         revenue adjustment                  -            -         -
        New IBX centers-depreciation,
         amortization and accretion
         expense                         3,812        2,774     1,783
        New IBX centers-stock-based
         compensation expense              131           (1)        -
        New IBX centers-restructuring
         charges                             -            -         -
        New IBX centers-gain on
         Honolulu IBX sale                   -            -         -
                                      --------- ------------ ---------
                  New IBX center
                   EBITDA                  824         (759)     (653)
                                      --------- ------------ ---------

                  EBITDA               $32,378      $30,272   $22,835
                                      ========= ============ =========

(10) We define cash gross margins as cash gross profit divided by pro forma revenues.

        Our cash gross margins by geographic region is presented below:

        U.S. cash gross margins             63%          64%       62%
                                      ========= ============ =========

        Asia-Pacific cash gross
         margins                            57%          56%       52%
                                      ========= ============ =========

        Same IBX centers are IBX centers which have been available for customer installs for at least four full quarters. Our cash gross margins for same IBX centers is presented below:

        Same IBX cash gross margins         67%          67%       64%
                                      ========= ============ =========

(11) We define EBITDA flow-through rate as incremental EBITDA growth divided by incremental pro forma revenue growth as follows:

        EBITDA - current period        $32,378      $30,272   $22,835
        Less EBITDA - prior period     (30,272)     (24,927)  (21,828)
                                      --------- ------------ ---------
                  EBITDA growth         $2,106       $5,345    $1,007
                                      ========= ============ =========

        Pro forma revenues - current
         period                        $85,109      $80,951   $64,869
        Less pro forma revenues -
         prior period                  (80,951)     (73,726)  (61,798)
                                      --------- ------------ ---------
                  Pro forma revenue
                   growth               $4,158       $7,225    $3,071
                                      ========= ============ =========

        EBITDA flow-through rate            51%          74%       33%
                                      ========= ============ =========




                            EQUINIX, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)


                   Assets                      March 31,  December 31,
                                                 2007        2006
                                              ----------- ------------

Cash, cash equivalents and investments          $392,399     $156,481
Accounts receivable, net                          27,773       26,864
Property and equipment, net                      593,555      546,395
Goodwill and other intangible assets, net         17,550       17,441
Debt issuance costs, net                          12,524        3,006
Deposits                                          10,334        3,932
Prepaid expenses                                   8,860        7,160
Deferred tax assets                                6,863        6,910
Other assets                                       3,824        3,643
                                              ----------- ------------
          Total assets                        $1,073,682     $771,832
                                              =========== ============

    Liabilities and Stockholders' Equity

Accounts payable and accrued expenses            $24,612      $27,269
Accrued property and equipment                    39,791       23,337
Accrued restructuring charges                     38,720       41,572
Capital lease and other financing obligations     94,234       94,699
Mortgage and loan payable                        123,006       98,896
Convertible debt                                 282,250       86,250
Deferred rent                                     20,909       20,924
Deferred installation revenue                     13,042       11,694
Deferred recurring revenue                         6,615        6,732
Asset retirement obligations                       4,125        3,985
Other liabilities                                  1,255        1,446
                                              ----------- ------------
          Total liabilities                      648,559      416,804
                                              ----------- ------------

Common stock                                          31           29
Additional paid-in capital                       978,607      904,573
Accumulated other comprehensive income             4,385        3,870
Accumulated deficit                             (557,900)    (553,444)
                                              ----------- ------------
          Total stockholders' equity             425,123      355,028
                                              ----------- ------------

          Total liabilities and stockholders'
           equity                             $1,073,682     $771,832
                                              =========== ============


--------------------------------------------------------- ------------

Ending headcount by geographic region is as follows:

 U.S. headcount                                      460          442
 Asia-pacific headcount                              179          174
                                              ----------- ------------
          Total headcount                            639          616
                                              =========== ============




                            EQUINIX, INC.
         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
                            (in thousands)
                             (unaudited)


                                             Three Months Ended
                                      --------------------------------
                                      March 31, December 31, March 31,
                                        2007       2006        2006
                                      --------- ------------ ---------

Cash flows from operating activities:
    Net income (loss)                  $(4,456)      $9,111   $(5,070)
    Adjustments to reconcile net
     income (loss) to net cash
     provided by operating
     activities:
        Depreciation, amortization
         and accretion                  21,074       20,504    17,881
        Stock-based compensation        10,498        7,227     7,758
        Debt issuance costs                389          237       208
        Gain on Honolulu IBX sale            -       (9,647)        -
        Other reconciling items              7           40      (727)
        Changes in operating assets
         and liabilities:
            Accounts receivable           (916)      (2,758)   (1,251)
            Accounts payable and
             accrued expenses           (2,657)       4,286      (993)
            Accrued restructuring
             charges                    (3,543)      (3,591)   (2,957)
            Other assets and
             liabilities                  (302)         938    (2,058)
                                      --------- ------------ ---------
                  Net cash provided
                   by operating
                   activities           20,094       26,347    12,791
                                      --------- ------------ ---------
Cash flows from investing activities:
    Purchase of San Jose IBX property   (6,500)           -         -
    Purchases of other property and
     equipment                         (67,056)     (59,387)  (26,613)
    Accrued property and equipment      16,454        4,740     2,512
    Proceeds from sale of Honolulu
     IBX                                     -        9,530         -
    Other investing activities            (470)           -         6
                                      --------- ------------ ---------
                  Net cash used in
                   investing
                   activities          (57,572)     (45,117)  (24,095)
                                      --------- ------------ ---------
Cash flows from financing activities:
    Proceeds from stock options and
     employee stock purchase plans      10,286       10,080    14,714
    Proceeds from convertible
     subordinated notes                250,000            -         -
    Proceeds from loan payable          24,607            -         -
    Proceeds from mortgage payable           -       40,000         -
    Repayment of borrowings under
     credit line                             -      (40,000)  (30,000)
    Repayment of capital lease and
     other financing obligations          (465)        (376)     (364)
    Repayment of mortgage payable         (497)        (269)     (205)
    Debt issuance costs                (10,678)        (558)        -
    Other financing activities               -         (122)      370
                                      --------- ------------ ---------
                  Net cash provided
                   by (used in)
                   financing
                   activities          273,253        8,755   (15,485)
                                      --------- ------------ ---------
Effect of foreign currency exchange
 rates on cash and cash equivalents        143          150       157
                                      --------- ------------ ---------
Net increase (decrease) in cash, cash
 equivalents and investments           235,918       (9,865)  (26,632)
Cash, cash equivalents and
 investments at beginning of period    156,481      166,346   188,855
                                      --------- ------------ ---------
Cash, cash equivalents and
 investments at end of period         $392,399     $156,481  $162,223
                                      ========= ============ =========


Free cash flow (2)                    $(37,478)    $(18,770) $(11,304)
                                      ========= ============ =========

Adjusted free cash flow (3)           $(30,978)    $(28,300) $(11,304)
                                      ========= ============ =========

-------------------------------------

(1) The cash flow statements presented herein combine our short-term and long-term investments with our cash and cash equivalents in an effort to present our total unrestricted cash and equivalent balances. In our quarterly filings with the SEC on Forms 10-Q and 10-K, the purchases, sales and maturities of our short-term and long-term investments will be presented as activities within the investing activities portion of the cash flow statements.

(2) We define free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the purchases, sales and maturities of short-term and long-term investments) as presented below:

    Net cash provided by operating
     activities as presented above     $20,094      $26,347   $12,791
    Net cash used in investing
     activities as presented above     (57,572)     (45,117)  (24,095)
                                      --------- ------------ ---------
        Free cash flow                $(37,478)    $(18,770) $(11,304)
                                      ========= ============ =========

(3) We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases or sales of real estate as presented below:

    Free cash flow (as defined above) $(37,478)    $(18,770) $(11,304)
    Less purchase of San Jose IBX
     property                            6,500            -         -
    Less proceeds from sale of
     Honolulu IBX                            -       (9,530)        -
                                      --------- ------------ ---------
        Adjusted free cash flow       $(30,978)    $(28,300) $(11,304)
                                      ========= ============ =========

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506 (Media)
             dave@kfcomm.com